Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of the 15th day of January, 2019 (the “Effective Date”), by and between Air Industries Group, a Nevada corporation (the “Company”), and the other parties signatories hereto (collectively, the “Purchasers,” each individually a “Purchaser”).

Preliminary Statement

In connection with the sale of the Company’s wholly-owned subsidiary, AMK Welding, Inc. (“AMK”) to Meyer Tool, Inc., (“Meyer”), the Company entered into an Agreement dated as of January 27, 2017 with Meyer (the “Meyer Agreement”) obligating Meyer to pay the Company within 30 days after the end of each calendar quarter an amount equal to five (5%) per cent of the net sales of AMK for that quarter until the aggregate payments made to the Company equals $1,500,000 (the “Maximum Amount”).

The Company has received an aggregate of $363,290 under the Meyer Agreement.

The Company desires to assign to Purchasers its rights, title and interest to receive the remaining payments in the aggregate amount of $1,136,710 under the Meyer Agreement (the “Remaining Amount”), and the Purchasers desire to purchase from the Company, the Company’s right to receive the payments for the Remaining Amount under the Meyer Agreement, on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows.

1. PURCHASE AND SALE OF REMAINING AMOUNT UNDER THE MEYER AGREEMENT

(a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement: (a) the Purchasers hereby purchase from the Company, and the Company hereby assigns to the Purchasers, its right, title and interest to receive the Remaining Amount from Meyer under the Meyer Agreement, for a total purchase price of $800,000 (the “Purchase Price”), allocated amongst the Purchasers as indicated on the counterpart signature pages of the Purchasers. Each Purchaser shall be entitled to receive the percentage of the Remaining Amount indicated on its counterpart signature page. The Company is not assigning, and the Purchasers are not acquiring, any of the rights of the Company under the Meyer Agreement, other than the right to receive payment of the Remaining Amount.

(b) Payment. The Purchase Price shall be due and payable upon the execution of this Agreement (the “Effective Date”) by wire transfer of funds to an escrow account as follows:

Bank Name: US Bank

Bank Address: 5065 Wooster Road, Cincinnati, OH 45226

ABA Routing Number: 042000013

Account Name: Delaware Trust Company

Account Number:  130125268891

OBI:  FFC:  Air Industries Group Escrow; 79-3532

  (c) No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers are not assuming any liability or obligation of the Company of whatever nature, whether presently in existence or arising or asserted hereafter, whether under the Meyer Agreement or otherwise, including without limitation, Meyer’s right of off-set against payments made pursuant to the Meyer Agreement. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company.

(d) Procedure for Payments to Purchasers. The Company has entered into a Paying Agent Agreement with a third party (the “Paying Agent”) to receive and disburse the Remaining Amount under the Meyer Agreement and instructed Meyer to send payments of the Remaining Amount to an account designated by the Paying Agent. The Payment Agent will disburse the Remaining Amount to the Purchasers within three business days after receipt from Meyer in accordance with the wire transfer instructions received from the Purchasers indicated on their respective counterpart signature pages. The Paying Agent will be allowed to deduct from each payment to a Purchaser a fee equal to 2% per annum of the purchase price paid by such Purchaser payable quarterly (the “Fee’), plus transaction fees equal to the amounts paid for outgoing wires and outgoing checks. The Fee shall constitute complete compensation of the Paying Agent for its services in connection with the transactions contemplated by this Agreement. In addition to the Fee, the Paying Agent will be reimbursed for all reasonable out-of-pocket expenses (including overtime, postage, stationary, file conversion costs, telephone expenses unrelated to the toll free telephone service, mailing service costs, etc.). All amounts payable to the Paying Agent as its Fee or for reimbursement of expenses will be deducted proportionately from the Purchasers at the time of disbursement of any amounts received from Meyer.

2. PURCHASERS’ RIGHT TO PUT THEIR RIGHTS HEREUNDER TO THE COMPANY.

At any time on or after March 31, 2023, each Purchaser may demand (“Put”) that the Company purchase such Purchaser’s rights to receive any additional amounts otherwise payable pursuant to the Meyer Agreement and this Agreement. Within ten (10) days of a Purchaser’s delivery of notice in accordance with Section 5(f) of the exercise of his Put right (a “Put Notice”), the Company shall be obligated to pay to the Purchaser an amount equal to the Purchaser’s proportionate share of the excess of the Remaining Amount over the total amount of payments received by the Purchasers under this Agreement as of the date of such payment (the “Put Amount”). In addition, upon the termination of the Meyer Agreement or the adoption of an amendment to the Meyer Agreement which reduces the stream of payments the Purchasers would have received pursuant hereto (each a “Termination Event”) the Company shall be obligated to pay the Put Amount (computed as of the date of such event) to each Purchaser. The Company shall pay the Put Amount to the Purchasers within ten days after the occurrence of a Termination Event. Upon payment to the Purchaser(s) in accordance with this Section, the Company shall be entitled to all payments thereafter received pursuant to the Meyer Agreement.

3. REPRESENTATIONS WARRANTIES AND COVENANTS OF THE COMPANY.

The Company hereby represents and warrants to, and covenants with, the Purchasers as follows.

(a) Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Corporate Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered and constitutes a valid and binding agreement of the Company.

(c) Governmental Authorization. The execution, delivery and performance by the Company of this Agreement does not require any notice to, action or consent by or in respect of, or filing with, any governmental authority.

(d) Non-Contravention. The execution, delivery and performance by the Company of this Agreement does not and will not: (i) contravene or conflict with the articles of incorporation or bylaws of the Company; (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation binding upon or applicable to Company, which contravention, conflict or violation could reasonably be expected to have an adverse effect on the Company; (iii) contravene or conflict with or constitute a violation of any judgment, injunction, order or decree binding upon or applicable to the Company, which contravention, conflict or violation could reasonably be expected to have an adverse effect on the Company; (iv) constitute a default under any agreement or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company; or (v) result in the creation or imposition of any lien or other encumbrance on the assets of the Company.

(e) No Amendment. The Company will not amend or modify the Meyer Agreement in any manner which would adversely impact the stream of payments that would otherwise be paid to the Purchasers hereunder.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

Each of the Purchasers severally represents and warrants to the Company as follows.

(a) Organization and Existence. Purchaser, if an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all applicable powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Authorization. The execution, delivery and performance by Purchaser (if an entity) of this Agreement and the consummation by Purchaser (if an entity) of the transactions contemplated hereby are within the powers of Purchaser and have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Purchaser.

(c) Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement does not require any action by or in respect of, or filing with, any governmental authority.

(d) Accredited Investor. Such Purchaser is familiar with Regulation D promulgated under the Securities Act of 1933, as amended, and qualifies as an “Accredited Investor” as that term is defined in Regulation D.

 5. MISCELLANEOUS

(a) Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of the occurrence of a Termination Event and the delivery of a Put Notice by all of the Purchasers.

 (b) Survival. The representations and warranties, covenants and agreements contained herein shall survive the expiration or termination of this Agreement for a period of one-year. The expiration or termination of this Agreement shall not excuse any party hereto from its liability in respect of any breach hereof prior to such expiration or termination.

(c) Waiver. The failure of either party to complain of any default by the other party or to enforce any of such party’s rights, no matter how long such failure may continue, will not constitute a waiver of the party’s rights under this Agreement. The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the parties.

(d) Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of law principles. The exclusive forum for actions between the parties in connection with this Agreement is the Supreme Court of the State of New York or the United States District Courts for the Eastern or Southern Districts of New York located in Suffolk County or New York County.

(e) Headings. The headings of paragraphs and sections used in this Agreement are for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement unless the context requires otherwise.

(f) Notices. All notices and other business communications between the parties related to this Agreement shall be in writing, sent by recognized overnight courier, addressed as follows:

If to the Company:	Air Industries Group 360 Motor Parkway, Suite 100 Hauppauge, New York 11788
Attention: Michael Recca, Chief Financial Officer
E-mail: mer@airindustriesgroup.com

With a copy which shall not constitute notice to:	Mandelbaum Salsburg P.C. 1270 Avenue of the Americas, Suite 1808 New York, NY 10020 Attention: Vincent J. McGill, Esq. E-Mail: vmcgill@lawfirm.ms

If to the Purchasers:	To their respective addresses set forth on their respective counterpart signature pages.

Notices sent by certified mail shall be deemed given and received on the third day following the date of deposit of a fully paid properly addressed notice with the overnight courier. Any party may change its address for notices by giving written notice in compliance with this paragraph.

(g) Relationship. Neither party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither party shall have nor exercise any control or direction over the methods by which the other party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease, or equity relationship, expressly or by implication, between the parties with the respect to the subject matter herein.

(h) Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties

(i) Unenforceable Provision. The unenforceability of any part of this Agreement will not affect any other part. This Agreement will be construed as if the unenforceable parts had been omitted.

(j) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

(k) Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

(l) Amendments. This Agreement may not be amended or modified except by a writing signed by both parties and identified as an amendment to this Agreement.

(m) Nondisclosure. Neither party will disclose any of the financial terms of this Agreement without the express, prior, written consent of the other party, or unless required by law.

(n) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(o) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The remainder of this page is intentionally left blank.]

(Counterpart signature page to Purchase Agreement with respect to payments pursuant to the Meyer Agreement)

IN WITNESS WHEREOF, the parties being duly authorized have executed this Agreement as of the Effective Date.

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
Michael Recca
Chief Financial Officer

PURCHASER:

Name: __________________________

(Please print)

__________________________

(please sign if an individual)

By:________________________

     Please sign if not an individual)

Title: ____________________

Address for receipt of notices: _____________________________________________

__________________________________________

Purchase Price: $_________________

Percentage: ___________________

Wire Transfer Instructions for Receipt of Payments of Remaining Amount:

Bank: _________________________________

Address: _______________________________

ABA Routing Number: _______________________

Account Number: ___________________________